Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-225331) of Covia Holdings Corporation of our report dated March 13, 2018 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Fairmount Santrol Holdings Inc., which appears in Fairmount Santrol Holdings Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

June 6, 2018